JOINT RESEARCH AGREEMENT
This JOINT Research Agreement (“Agreement”) is entered into on March 16, 2022 (the “Effective Date”) by and between NexImmune, Inc., a Delaware corporation (“NexImmune”), having its principal offices at 9119 Gaither Road, Gaithersburg, MD 20877, and Zephyr AI, Inc., a Delaware corporation with a principal place of business located at 7900 Westpark Drive, McLean, VA 21102 (“Zephyr”). NexImmune and Zephyr are each a “Party” and together the “Parties” to this Agreement.
RECITALS
Whereas, Zephyr is focused on expediting discovery of novel targets and drugs to address unmet medical need by employing its proprietary artificial intelligence (“AI”) and algorithmic technology; and
Whereas, Zephyr intends to leverage its proprietary technology and know-how to identify optimal antigens and antigen cocktails (i.e., combinations) in HPV-related tumors and, more generally, in immune-responsive solid tumors; and
Whereas, NexImmune is a clinical-stage biotechnology company developing a novel approach to immunotherapy designed to employ the body’s own T cells to generate a specific, potent and durable immune response that mimics natural biology; and
Whereas, NexImmune intends to use its proprietary Artificial Immune Modulation (AIMTM) technology platform to validate the targets identified by Zephyr for T cell response and tumor cell killing; and
Whereas, the Parties wish to cooperate in the identification and validation of these targets for the purpose of facilitating further research and development and the potential commercial exploitation of the results under a collaboration agreement or commercialization agreement, to be negotiated by the Parties as further described below in this Agreement.
Now, therefore, in consideration of the mutual promises contained herein, the Parties agree as follows:
AGREEMENT
1.    DEFINITIONS
Capitalized terms used in this Agreement shall have the meanings specified below in this Article 1 or elsewhere herein.
1.1    “Affiliate” means with respect to either Party, any person or entity controlled by, or under common control with such Party, where “control” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise, or (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a person or entity.
1.2    “AI Platform Results” means all Results that are incorporated into, and solely in the form incorporated into, Zephyr’s algorithms and data use cases for purposes of developing
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Zephyr’s AI target and drug discovery platforms (the “Zephyr AI Platform”). The AI Platform Results include the Restricted AI Platform Results.
1.3    “Background IP” of a Party means any and all technology, data and Intellectual Property Rights that are owned, whether solely or jointly with others, or controlled by or licensed to such Party prior to the Effective Date, or that are developed or acquired by such Party after the Effective Date independent of this Agreement.
1.4    “Background IP Improvements” of a Party means any improvements, derivative works or modifications to a Party’s Background IP. The AI Platform Results (including the Restricted AI Platform Results) shall not be considered to be Background IP Improvements of either Party. Notwithstanding the foregoing, the Parties acknowledge and agree that any changes to Zephyr’s algorithms as a result of use of the Results in the algorithms are Zephyr’s Background IP Improvements under this Agreement.
1.5    “Collaboration Agreement” has the meaning set forth in Section 11.1.
1.6    “Commercialization Agreement” has the meaning set forth in Section 3.1.
1.7    “Confidential Information” means, with respect to each Party, all know-how or other information, including proprietary information (whether or not patentable) regarding or embodying such Party’s technology, products, business information or objectives, that is communicated in any way or form by or on behalf of the disclosing Party to the receiving Party or its permitted recipients, on or after the Effective Date of this Agreement, whether or not such know-how or other information is identified as confidential at the time of disclosure, provided that know-how or other information not identified as confidential by or on behalf of the disclosing Party shall be deemed to be Confidential Information of the disclosing Party if the receiving Party knows, or should have had a reasonable expectation, that such know-how or other information communicated by or on behalf of the disclosing Party is Confidential Information of the disclosing Party . The terms and conditions of this Agreement shall be considered Confidential Information of both Parties. Excluded from Confidential Information is information that: (a) is approved in writing by the disclosing Party for release by the receiving Party without restrictions, (b) the receiving Party can demonstrate by written records was previously known to the receiving Party, (c) is now public knowledge, or becomes public knowledge in the future, other than through wrongful acts or omissions of the receiving Party, (d) is lawfully obtained by the receiving Party from sources independent of the disclosing Party who have a lawful right to disclose such Confidential Information, as demonstrated by competent written records, or (e) is independently developed by the receiving Party without use of, or reference to, the disclosing Party ’s Confidential Information, as demonstrated by competent written records prepared contemporaneously with such independent development. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.
1.8    “Exclusive Negotiation Period” has the meaning set form in Section 3.1.
1.9    “Field” has the meaning set forth in Exhibit C.
1.10    “Final Candidate” has the meaning set forth in Section 2.1.3.
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1.11    “Final Report” means a final report issued at the conclusion of the Project that has been reviewed and agreed upon in writing by the JSC and which identifies (x) all of the In Silico Candidates, (y) the In Vitro Candidates, and (z) Final Candidates selected pursuant to Section 2.1.3.
1.12    “Future Phases” has the meaning set forth in Section 3.1.
1.13    “Intellectual Property Rights” means all (i) copyrights, (ii) trade secrets, confidential information and know-how, (iii) patents, (iv) and all other related proprietary rights, interests and protections for the protection of inventions or industrial property, as well as any applications and registrations therefor in any jurisdiction.
1.14    “Joint Steering Committee” or “JSC” has the meaning set forth in Section 4.1.
1.15    “In Silico Candidate” has the meaning set forth in Section 2.1.3.
1.16    “In Vitro Candidate” has the meaning set forth in Section 2.1.3.
1.17    “Project” means the work to be performed in accordance with the Research Plan as set forth in Exhibit A attached hereto and incorporated herein.
1.18     “Reasonable Efforts” means expending a commercially reasonable, sustained level of time, effort and funding to carry out the activities required of Party under this Agreement, as is consistent with that expended on other projects at a similar stage of development with a target market of similar size and importance by companies in the drug discovery field of similar size and with similar resources as the Party whose diligence is being assessed, and at a level comparable to the level of efforts and funding dedicated to one of its own pipeline projects with similar market potential, projected development costs, stage of development or life cycle, technical feasibility, safety and regulatory considerations, competitiveness of alternative products in the marketplace, patent and other proprietary position, and expected profitability, without factoring in any compensation that would be owed to the other Party under this Agreement or the anticipated Collaboration Agreement or Commercialization Agreement.
1.19    “Released Candidate” has the meaning set forth in Section 2.1.3.
1.20    “Release Date” means, on a Candidate-by-Candidate basis, the first anniversary of the date when an In Silico Candidate becomes a Released Candidate pursuant to Section 2.1.3.
1.21    “Research Plan” has the meaning set forth in Section 2.1.3.
1.22    “Reserve Candidate” has the meaning set forth in Section 2.1.3.
1.23    “Results” means all inventions, Status Reports, draft and final study reports, data, information and material generated as part of the Project, excluding any Background IP and Background Improvements of either Party that may be embedded or otherwise incorporated into the foregoing. For clarity, the Results include AI Platform Results (including Restricted AI Platform Results), In Vitro Candidates, Reserve Candidates and Final Candidates. The Released Candidates (and any data, information and material generated as part of the Project related to such Released Candidates and related Intellectual Property Rights in such data, information and material generated as part of the Project) shall not be included in Results. Notwithstanding the
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foregoing, the Parties acknowledge and agree that Zephyr’s algorithms and any changes thereto as a result of use of the Results in the algorithms are not part of the Results.
1.24    “Restricted AI Platform Results” means the specific antigens and antigen combinations that comprise the Reserve Candidates or the Final Candidates. For clarity, data generated as part of the Project that concerns the In Vitro Candidates, Reserve Candidates and Final Candidates, other than the specific structure or other biological identification of the In Vitro Candidates, Reserve Candidates or the Final Candidates, shall not be deemed to be Restricted AI Platform Results.
1.25    “Term” has the meaning set forth in Section 9.1.
1.26    “Third Party” means any entity other than Zephyr or NexImmune or an Affiliate of Zephyr or NexImmune.
1.27    “Zephyr AI Platform” has the meaning set forth in Section 1.2.
2.    CONDUCT OF THE PROJECT
2.1    Purpose and General Performance of the Collaboration.
2.1.1    The Parties intend to perform collaborative research project for the mutual benefit of both Parties and will commence work in cooperation on the Project promptly after the Effective Date.
2.1.2    Each Party shall use Reasonable Efforts to perform the obligations assigned to such Party under the research plan attached hereto as Exhibit A in accordance with the timetable set forth therein (“Research Plan”). No material changes to the Project shall be made, nor shall any additional research commence, until such change or addition to the Project has been documented in a writing signed by both Parties.
2.1.3    The Parties intend that the Project will involve the delivery from Zephyr to NexImmune of a list of In Silico Candidates, as further described in Exhibit A, identified by Zephyr for T cell response and tumor cell killing potential (the “In Silico Candidates”). Following additional evaluation by the JSC, the JSC will identify a subset of the In Silico Candidates that it is interested in further developing (the “In Vitro Candidates”), all as further described in Exhibit A. As further described in Section 4.1.4 and the Research Plan, following in vitro experiments, the JSC will plan and evaluate the results of additional in silico and in vitro experiments to determine Candidates for further development (the “Final Candidates”). Such research and selection activities may be performed in an iterative manner, as further described in the Research Plan. The Parties intend that the In Vitro Candidates and Final Candidates will be confirmed in the Final Report. In Silico Candidates not designated as In Vitro Candidates within twelve (12) months after delivery of the list of In Silico Candidates shall be deemed to be “Released Candidates.” In Silico Candidates may also be designated as Released Candidates by a documented decision of the JSC prior to the end of such twelve (12) month period. Once all Final Candidates are selected or if no Final Candidates are selected by the JSC or NexImmune, as applicable, the In Vitro Candidates that have not been selected to be Final Candidates after the research has been completed in accordance with the Research Plan shall be deemed to be the “Reserve Candidates.” In Vitro Candidates that are not selected as Final Candidates where no in vitro experiments were performed as set forth in the Research Plan shall be deemed Released Candidates and not Reserve Candidates.
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(a)    If a Party desires to exploit a Released Candidate before the Release Date, such Party shall notify the other Party prior to such exploitation and the Parties shall discuss in good faith whether the Released Candidate is novel or can be used in a new way, in which case such Released Candidate will be re-presented to the JSC to reconsider as a Final Candidate. If the Released Candidate is re-presented and does not become a Final Candidate within six (6) months of the re-presentation, then the restrictions in this Section 2.1.3(a) shall not apply to that Released Candidate. Zephyr and NexImmune each respectively retains the right to use or exploit a Released Candidate after the Release Date, subject to this Section 2.1.3(a) and all other provisions of this Agreement. Nothing in this Agreement shall restrict either Party after the Release Date for such Released Candidate from using and exploiting in any manner a Released Candidate (and any data, information and material generated as part of the Project related to such Released Candidate and related Intellectual Property Rights in such data, information and material generated as part of the Project to the extent a Party owns rights in the foregoing). Notwithstanding the foregoing, nothing in this Agreement grants either Party any license to any Intellectual Property Rights a Party may have in Background IP, AI Platform Results (apart from the Restricted AI Platform Results), or Background IP Improvements related to a Released Candidate.
2.2    Reports.
2.2.1    Each Party performing work on the Project (each, a “Performing Party”) shall provide periodic status reports to the other Party (the “Non-Performing Party”) regarding the status of the Performing Party’s progress toward performing the tasks set forth in the Research Plan (each, a “Status Report”). Such periodic Status Reports shall be monthly and delivered in writing to the Non-Performing Party’s Project Leader, as defined herein.
2.2.2    In addition to the monthly Status Reports, the Parties each shall provide a final written study report within sixty (60) days of completion of the Project in a format to be determined by mutual agreement of the Project Leaders.
2.3    Ownership and Exploitation of Results.
2.3.1    The Parties will jointly own all Results, including, all right and title in and to the Intellectual Property Rights therein. To the extent that such joint ownership does not arise automatically as a matter of law, each Party hereby assigns to the other Party a joint ownership interest in and to the Results, including all Intellectual Property Rights thereto. In order to effect the purposes of the preceding two sentences, each Party shall cause its employees and contractors to assign to it any rights they may acquire in the Results.
2.3.2    Except as expressly set forth in Sections 2.1.3(a), 2.3.3, 3 and 11, neither Party shall use or exploit the Results in any manner, including for further internal research or development.
2.3.3    If Zephyr identifies commercial opportunities for a Reserve Candidate, NexImmune will have an exclusive right of first negotiation and first refusal with respect to such Reserve Candidate in accordance with Exhibit C, the terms of such agreement to be negotiated in good faith.
2.4    Publication. Neither Party shall publish or otherwise disclose the Results to any Third Party without the express prior written consent of the other Party. The Parties may co-publish on mutual agreement of both Parties.
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2.5    Costs and Expenses. Except as expressly set forth in this Agreement, each Party shall be responsible for, and pay its own, costs and expenses related to the Project or any activities in connection with this Agreement.
3.    NEGOTIATION OF COMMERCIALIZATION AGREEMENT
3.1    Each Party wishes to negotiate an agreement with respect to the further development and commercialization of the Results; and each Party agrees to negotiate in good faith with other Party to determine and in agree in writing on the terms, conditions and specifications for such further development and commercialization (the “Commercialization Agreement”). The Parties shall engage in good-faith negotiation of the terms and conditions of the Commercialization Agreement for a period of no more than six (6) months after the date of the Final Report, unless such period is further extended by the mutual agreement of the Parties (such period, as it may be extended, the “Phase 1 Exclusive Negotiation Period”).
3.2    The Parties agree that if this Agreement is terminated prior to issuance of the Final Report (i.e., prior to the beginning date of the Phase 1 Exclusive Negotiation Period), or if they fail to enter into a Commercialization Agreement on or before the end of the Phase 1 Exclusive Negotiation Period:
3.2.1     Neither Party shall be obliged to continue attempting to negotiate a Commercialization Agreement, and, except as provided for the Released Candidates (which shall remain subject to Section 2.1.3) and the AI Platform Results (which shall remain subject to Section 3.2.2) each Party shall sequester its copy of the Results, including the In Vitro Candidates, Reserve Candidates, Final Candidates, materials, data and written records, in an archive with strict access controls prohibiting any access or use other than to ensure compliance with the surviving provisions of this Agreement; provided, however, that if the Agreement is terminated before Final Candidates are selected, the foregoing obligations shall apply to all of the In Vitro Candidates (including any Reserve Candidates); and
3.2.2    Subject to Article 6, Zephyr shall be free to use, license and exploit in any manner the AI Platform Results as incorporated into the Zephyr AI Platform, other than the Restricted AI Platform Results. To the extent that any consent of a co-owner is required in any jurisdiction to the licensing or other exploitation of the AI Platform Results (excluding the Restricted AI Platform Results), NexImmune hereby irrevocably grants such consent. NexImmune agrees that Zephyr shall have no obligation to account to NexImmune for any profits or other matter relating to its exploitation of any AI Platform Results (excluding the Restricted AI Platform Results). For clarity, Zephyr shall not be required to remove the Restricted AI Platform Results from the Zephyr AI Platform, but the Final Candidates and Reserve Candidates (and the In Vitro Candidates pursuant to the last sentence of Section 3.2.1, if applicable) shall remain subject to Sections 2.3.3 and 3.2.1.

4.    JOINT STEERING COMMITTEE
4.1    Within fifteen (15) days after the Effective Date, the Parties shall establish a committee to facilitate the Project (the “Joint Steering Committee” or “JSC”) as follows:
4.1.1    Composition of the JSC. Each Party shall initially appoint two (2) representatives to the JSC, each of whom will have sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may substitute one or more of its representatives, in its sole discretion, effective upon notice to the
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other Party of such change. All JSC representatives shall have appropriate experience, expertise and ongoing familiarity with the Project to undertake each representative’s responsibilities and obligations as a member of the JSC. The JSC may invite ad hoc non-members (including consultants and advisors of a Party who are under an obligation of confidentiality consistent with this Agreement) from time to time, by mutual consent of the Parties, to participate in JSC meetings, provided that such non-members shall have no voting authority at the JSC, and subject to such non-members’ written agreement to comply with the requirements of Article 6 (Confidentiality). Each Party shall bear its own expenses relating to attendance at such meetings by its representatives.
4.1.2    JSC Chairperson. The “JSC Chairperson” shall serve for a term of one year, and shall be selected alternately, on an annual basis, by either Party. The JSC Chairperson’s responsibilities shall include: (a) scheduling meetings at least twice per calendar quarter, but more frequently if the JSC determines it necessary; (b) setting agendas for meetings with solicited input from other members; (c) confirming effective meetings, including ensuring that objectives for each meeting are set and achieved and (d) ensuring the preparation of minutes. The JSC Chairperson shall have no additional powers or rights beyond those held by the other JSC representatives.
4.1.3    Meetings. The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than twice annually, with the location for such meetings that are held in person alternating between Zephyr and NexImmune facilities (or such other locations as are determined by the JSC). Alternatively, the JSC may meet by means of teleconference, videoconference or other similar virtual methods.
4.1.4    JSC Responsibilities. The JSC shall have the following responsibilities with respect to the Project:
    review antigens and antigen combination data identified by Zephyr and identify the number of antigens and antigen combinations to undergo validation and testing, including the ability to change the number of high-potential peptide antigens for validation and testing;
    select certain In Silico Candidates for further development (i.e., the In Vitro Candidates), subject to Section 2.1.3;
    make a good-faith determination as to whether the data for any given In Vitro Candidate supports further development of that In Vitro Candidate;
    The JSC will determine the list of Final Candidates; provided that prior to the JSC’s agreement on the first five (5) Final Candidates, in the event of any disagreement of the JSC concerning designation of the Final Candidates that is not resolved following dispute resolution pursuant to Section 4.4.3, NexImmune’s JSC members shall have a unilateral right to designate, in total, up to five (5) Final Candidates;
    review and approve the Final Report in writing;
    provide overall strategic guidance for the Project;
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    review, amend, and approve Research Plans, including the budget included in each Research Plan, and any material modifications to already approved Research Plans;
    monitor regularly the progress of the Parties in their conduct of individual projects under the Research Plan and against the timelines contained therein, reviewing relevant data, and considering issues of priority;
    provide scientific advisory and ensure open and frequent exchanges between the Parties regarding research activities;
    recommend to Project Leaders to terminate projects that are not making sufficient progress towards agreed-upon timelines;
    propose and consider, and recommend to Project Leaders potential amendments to the terms of this Agreement; and
    perform such other activities as are contemplated under this Agreement and that the Parties mutually agree shall be the responsibility of the JSC.
4.2    Project Leaders. The Parties shall each appoint a principal point of contact for each Party to act as such Party’s project leader (each, a “Project Leader”) and coordinate and act as a liaison with the other Party with respect to this Agreement. Each Project Leader’s responsibilities shall generally include overseeing and supervising its Party’s fulfillment of its obligations under a Research Plan, understanding the obligations of the other Party under the Research Plan, and discussing the progress of the Research Plan and barriers to success, key issues and issue-resolution options with the other Party’s Project Leader, and jointly considering and approving or disapproving of recommendations from the JSC. The Project Leaders shall organize meetings or teleconferences (“Update Meetings”) as appropriate but no less than once every fourth week during the Term and shall be responsible for the day-to-day management and coordination of the Project and will serve to facilitate communication between the Parties, and to consider and either mutually approve or disapprove recommendations from the JSC. As necessary, the Project Leaders may invite ad hoc participants to Update Meetings. Project Leaders shall communicate directly with the JSC on any matters requiring JSC involvement. Each Party may change its designated Project Leader from time to time upon written notice to the other Party.
4.3    Reports and Minutes. The Project Leaders will instruct the JSC on formatting of reports and will be responsible for maintaining secure copies of reports and minutes exchanged hereunder. The Project Leaders will provide the members of the JSC with written copies of all materials they intend to present at the JSC meeting. The JSC may also request at any time specific data or information related to Project activities or that a written report be prepared in advance of any JSC meeting summarizing certain material data and information arising out of the conduct of the Project activities. The Project Leaders shall prepare an agenda and official minutes of the JSC meeting, which shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC.
4.4    Decision Making and Dispute Resolution.
4.4.1    Voting. With respect to decisions of the JSC, and notwithstanding the composition of the JSC, the representatives of each Party shall have collectively one vote on
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behalf of such Party. For each meeting of the JSC, at least two (2) representatives of each Party shall constitute a quorum. Action on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement.
4.4.2    Decision-Making. The JSC shall operate by unanimous consensus on all decisions, confirmed by Project Leaders. The JSC Chairpersons, the other JSC members, and Project Leaders shall not have any authority to amend, modify or waive compliance with the terms of this Agreement.
4.4.3    Dispute Resolution. In the event the JSC is unable to reach a unanimous consensus on any issue for which it is responsible, then within twenty (20) days after the matter is referred to the JSC, the matter shall be referred to the Project Leaders to be resolved by negotiation in good faith as soon as is practicable but in no event later than ten (10) days after referral to the Project Leaders. In the event that the Project Leaders are not able to reach consensus on the referred issue, the dispute shall be referred the Chief Scientific Officer representing Zephyr and NexImmune to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral. Such resolution by the Chief Scientific Officers shall be final and binding on the Parties. In the event the Chief Scientific Officers cannot resolve the dispute, each Party shall have final decision-making authority with respect to its performance of any research activity assigned to it under the Research Plan.
5.    INTELLECTUAL PROPERTY RIGHTS AND LICENSES
5.1    Licenses.
5.1.1    License to NexImmune. Subject to the terms and conditions of this Agreement, Zephyr hereby grants a non-exclusive, non-transferable, fully-paid, royalty-free license, without right of sublicense, to use Zephyr’s Background IP solely to the extent required for NexImmune to perform its obligations under this Agreement during the Term.
5.1.2    License to Zephyr. Subject to the terms and conditions of this Agreement, NexImmune hereby grants a non-exclusive, non-transferable, fully-paid, royalty-free license, without right of sublicense, to use NexImmune’s Background IP to the extent required for Zephyr to perform its obligations under this Agreement during the Term.
5.2    License Restrictions. Neither Party may use the technology or Intellectual Property Rights of the other Party except as specifically authorized under this Agreement. To the maximum extent permitted by applicable law, except as required for purposes of a Project, neither Party shall cause or permit the reverse engineering, disassembly, or decompilation of the other Party’s technology, nor undertake any analysis of the design or construction of such technology (including instruments, devices and reagents).
5.3    Ownership of Intellectual Property
5.3.1    Background IP. As between the Parties, each Party shall own and retain all right, title and interest in and to its Background IP.
5.3.2     Notwithstanding any other provisions in this Agreement, it is agreed that any Background IP Improvements to Zephyr’s Background IP (whether made by Zephyr or NexImmune) ("Zephyr Improvements") shall be owned and controlled solely by Zephyr, and shall not be disclosed, used or distributed by NexImmune to any Third Party unless expressly provided in this Agreement. NexImmune hereby irrevocably and unconditionally assigns and
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transfers to Zephyr all rights and interest in and to Zephyr Improvements (including all Intellectual Property Rights therein).
5.3.3    Notwithstanding any other provisions in this Agreement, it is agreed that any Background IP Improvements to NexImmune’s Background IP (whether made by Zephyr or NexImmune) ("NexImmune Improvements") shall be owned and controlled solely by NexImmune, and shall not be disclosed or distributed by Zephyr to any Third Party unless expressly provided in this Agreement. Zephyr hereby irrevocably and unconditionally assigns and transfers to NexImmune all rights and interest in and to NexImmune Improvements (including all Intellectual Property Rights therein).
5.3.4    Results. Section 2.3 governs the ownership of the Results.
5.4    Patent Prosecution. The JSC will discuss and identify any patentable inventions within the Results so that the Parties may address responsibility for patent prosecution in a Commercialization Agreement or Collaboration Agreement.
5.4.1    If the Parties do not enter into a Commercialization Agreement or Collaboration Agreement, as contemplated herein, then the Parties shall consider in good faith a strategy for protection of Results, including but not limited to the process and expenses for the filing, prosecution, and maintenance of one or more patent applications.
5.4.2    Except as may be agreed in writing by the Parties pursuant to Section 5.4.1 or as expressly stated in this Section 5.4.2, during the Term and for a period of ten (10) years after the expiration or termination of this Agreement, except as may be permitted under the Commercialization Agreement or Collaboration Agreement, neither Party shall file, nor provide any data or assistance to a Third Party for purposes of filing, any patent application directed to any In Vitro Candidate, Reserved Candidate or Final Candidate. However, Zephyr may file a patent application directed to any In Silico Candidate or Released Candidate provided that Zephyr does not use or include in such patent application any Results generated by NexImmune.

5.5    No Implied Rights. Except for the licenses that are expressly granted by this Agreement, nothing in this Agreement or any course of dealing between the Parties will be deemed to create a license from either Party to the other of any Intellectual Property Right, whether by estoppel, implication, or otherwise. Without limiting the foregoing or Section 11.3 (Publicity), during the Term and for a period of one (1) year after the expiration or termination of this Agreement, neither Party shall use, register or apply for, or assist any Third Party in registering or applying for, any trademark or service mark that is identical to or confusingly similar to any trademark of service mark that is registered in the name of the other Party or is otherwise used by such other Party during the Term.

6.    CONFIDENTIALITY
6.1    Confidential Information. The AI Platform Results, Final Candidates and the Reserve Candidates shall be deemed to be the jointly-owned Confidential Information of both Parties (subject to any different terms of the Commercialization Agreement). The Released Candidates (which, for clarity, are not Results) shall not be treated as the Confidential Information of either Party. The Parties agree and acknowledge that the Results shall not include Background IP of either Party. Except to the extent expressly authorized by this Agreement or as otherwise agreed in writing, the Parties agree that, during the Term and for ten (10) years
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thereafter, each Party shall maintain in confidence the Confidential Information of the other Party.
6.2    General Restrictions on Use and Disclosure. The receiving Party shall not use the Confidential Information of the disclosing Party except for the purpose of performing its obligations or exercising its rights under this Agreement, including any licenses granted to such Party. The receiving Party shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the disclosing Party ’s Confidential Information. Without limiting the foregoing, the receiving Party shall implement at least those protections for Confidential Information that the receiving Party takes to protect its own Confidential Information of a similar nature, but in any case not less than reasonable protection. The receiving Party agrees not to distribute, disclose or disseminate in any way or form any Confidential Information to Third Parties or to employees of the receiving Party, except that the receiving Party may allow access to the disclosing Party ’s Confidential Information to those of its employees and subcontractors who are required to have the information to provide services under this Agreement, or to its advisors and potential investors and acquirers in connection with corporate transactions; provided, however, that such employees, subcontractors and advisors have signed or are otherwise subject to an agreement imposing upon such person restrictions on use and disclosure of the disclosing Party ’s Confidential Information that are at least as restrictive as those in this Agreement, prior to any disclosure of the disclosing Party ’s Confidential Information to such employees or subcontractors. In addition, Zephyr shall be entitled to disclose to Zephyr AI Platform customers, subject to a reasonable confidentiality agreement, the Reserve Candidates and the AI Platform Results as integrated into the Zephyr AI Platform. Upon the request of the disclosing Party , and upon any expiration or termination of this Agreement, the receiving Party shall promptly return all copies and embodiments of the disclosing Party ’s Confidential Information in its possession or control, or destroy it, at the disclosing Party ’s option, and shall make Reasonable Efforts to insure that no further use thereof is made by such receiving Party’s employees or subcontractors, provided, however, that the receiving Party may retain one copy of the disclosing Party ’s Confidential Information in a secure location for the sole purpose of monitoring its obligations hereunder.
6.3    Legal Obligation to Disclose; Permitted Disclosure. Notwithstanding the foregoing, the receiving Party may disclose the disclosing Party ’s Confidential Information to the extent required by an applicable court order or by applicable law; provided, however, that, if the receiving Party is so required to disclose any of the disclosing Party ’s Confidential Information, it shall give the disclosing Party ’s reasonable advance notice of such disclosure and use Reasonable Efforts to secure confidential treatment of such Confidential Information (whether through protective order or otherwise). The receiving Party shall not reverse engineer, disassemble, decompile, or determine the composition of any formulations, prototypes, software or other tangible objects that embody any of the disclosing Party ’s Confidential Information and that are provided to the receiving Party hereunder. The receiving Party shall reproduce the disclosing Party ’s proprietary rights notices on any copies of the disclosing Party ’s Confidential Information, in the same manner in which such notices were set forth in or on the original. The receiving Party shall immediately notify the disclosing Party in the event it becomes aware of any unauthorized use or disclosure of the disclosing Party ’s Confidential Information.
7.    LIMITATION OF LIABILITY
7.1    EXCEPT FOR BREACH OF SECTION 2.3.2, ARTICLE 3, SECTION 5.2 OR ARTICLE 6, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER, FOR ANY LOST PROFITS OR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR
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CONSEQUENTIAL DAMAGES OF ANY KIND IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT AND HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS SECTION 7.1 SHALL BE APPLIED TO LOSSES (AS DEFINED IN SECTION 9.1) THAT ARE SUBJECT TO AN INDEMNIFICATION OBLIGATION UNDER SECTIONS 9.1 OR 9.2.
7.2    SUBJECT TO SECTION 8.1, EXCEPT FOR BREACH OF SECTION 2.3.2, ARTICLE 3, SECTION 5.2 OR ARTICLE 6, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY’S LIABILITY FOR DAMAGES IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT AND HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, SHALL NOT EXCEED $ 1 MILLION US DOLLARS. NOTHING IN THIS SECTION 7.2 SHALL BE APPLIED TO LOSSES (AS DEFINED IN SECTION 9.1) THAT ARE SUBJECT TO AN INDEMNIFICATION OBLIGATION UNDER SECTIONS 9.1 OR 9.2, OR TO ANY BREACH WITH RESPECT TO PERFORMING SUCH INDEMNIFICATION OBLIGATION.
8.    REPRESENTATIONS AND WARRANTIES
8.1    Representations and Warranties. Each Party represents and warrants that: (a) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, (b) the performance of its obligations under this Agreement shall not conflict with any other agreements, obligations or duties of such Party, and (c) it shall perform its obligations specified in this Agreement in a professional and workmanlike manner consistent with industry standards.
8.2    Disclaimer. EXCEPT AS STATED IN SECTION 8.1, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH THE RESULTS OR ANY OTHER MATTER RELATING TO THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY AND NON-INFRINGEMENT.
9.    INDEMNIFICATION
9.1    Indemnification by NexImmune. Subject to Section 9.3 (Indemnification Procedures), NexImmune shall indemnify, defend and hold harmless Zephyr, its Affiliates, and its and their respective directors, officers, agents, parent companies and employees (collectively, the “Zephyr Indemnitees”) from and against any and all losses, damages, fees, expenses, settlement amounts and costs (including reasonable attorneys’ fees and witness fees) (collectively, “Losses”) relating to or in connection with a Third Party claim arising out of any breach by NexImmune of its representations, warranties or covenants made under this Agreement, including any exploitation of the Results contrary to the terms of this Agreement; provided, however, that the foregoing indemnity shall not apply to the extent that any such Losses (i) are attributable to the negligence or willful misconduct of the Zephyr Indemnitees, or (ii) are subject to an obligation by Zephyr to indemnify the NexImmune Indemnitees under Section 9.2 (Indemnification by Zephyr).
9.2    Indemnification by Zephyr. Subject to Section 9.3 (Indemnification Procedures), Zephyr shall indemnify, defend and hold harmless NexImmune, its Affiliates, and its and their respective directors, officers, agents, parent companies and employees (collectively, the “NexImmune Indemnitees”) from and against any and all Losses relating to or in connection with a Third Party claim arising out of any breach by Zephyr of its representations, warranties or
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covenants made under this Agreement, including any exploitation of the Results contrary to the terms of this Agreement; provided, however, that the foregoing indemnity shall not apply to the extent that any such Losses are attributable to (i) the negligence or willful misconduct of the NexImmune Indemnitees, or (ii) are otherwise subject to an obligation by NexImmune to indemnify the Zephyr Indemnitees under Section 9.1 (Indemnification by NexImmune).
9.3    Indemnification Procedures. In the event that any a NexImmune Indemnitee or a Zephyr Indemnitee (collectively, the “Indemnitee”) is seeking indemnification under Sections 9.1 or 9.2 above from a Party (the “Indemnifying Party”), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration, but not to make any admission of fault or liability or to accept any restriction on the Indemnitee’s conduct) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under Article 9 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnitee hereunder to the extent the Indemnitee is materially prejudiced by such delay or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party. If the Indemnitee in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnitee have conflicting interests with respect to the claim, the Indemnitee’s counsel may fully participate in such defense and the Indemnifying Party shall be responsible for the reasonable fees and expenses of such counsel to the Indemnitee. In all other instances, the Indemnitee shall have the right to have its own counsel participate in the defense of the claim at the Indemnitee’s expense. The Indemnifying Party shall not unreasonably withhold or delay its consent to a settlement solely for monetary consideration that is proposed by the Indemnitee. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Sections 9.1 or 9.2. If the Indemnifying Party fails to assume the defense of the claim within ten (10) business days following the date upon which the Indemnified Party give it notice of the claim, or, if earlier, at least five (5) business days prior to the date by which a response to such claim must be submitted or any other action performed to avoid prejudicial consequences to the defense, the Indemnitee shall be entitled to assume the defense of the claim at the expense of the Indemnifying Party.
10.    TERM AND TERMINATION
10.1    Term. This Agreement shall become effective on the Effective Date and, unless terminated earlier as permitted herein or as otherwise agreed by the Parties in writing, shall terminate two (2) years after the Effective Date, unless mutually extended by the Parties (the “Term”).
10.2    Termination upon Notice. Either Party may terminate this Agreement for any reason upon ninety (90) days’ written notice to the other Party.
10.3    Termination for Breach. If either Party is in breach of or default in any of the terms or conditions of this Agreement, and fails to remedy such default or breach within thirty (30) days after receipt of written notice from the other Party hereto, the Party giving notice may, in addition to any other remedy which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other Party. Such termination shall be effective as of the date of the receipt of such notice.
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10.4    Effect of Termination. Upon termination or expiration of this Agreement, except as otherwise expressly stated herein, all obligations of each Party hereunder to the other shall terminate, without prejudice to any right that accrued prior to the date of termination or expiration. The following articles and section shall survive any expiration or termination of this Agreement: Sections 1, 2.1.3(a), 2.3, 3, 5.2, 5.3, 5.4, 5.5, 6, 7, the disclaimer set forth in 8.2, 9, 10.4 and 11.
11.    MISCELLANEOUS
11.1    Collaboration Agreement for Additional Research and Development.
11.1.1    Each Party wishes to expand their collaborative research and development activities to include future additional activities, including those set out in Exhibit B (“Future Phases”) and each Party agrees to negotiate in good faith with other Party to determine and in agree in writing on the terms, conditions and specifications for performing the Future Phases, protecting any resulting Intellectual Property Rights, and commercially exploiting their results, along with other matters that are customarily addressed in a collaboration agreement (the “Collaboration Agreement”). The Parties shall engage in good-faith negotiation of the terms and conditions of the Collaboration Agreement for a period of no more than six (6) months after the Effective Date, unless such period is further extended by the mutual agreement of the Parties (such period, as it may be extended, the “Phase 2/3 Exclusive Negotiation Period”).
11.1.2    The Parties agree that if they fail to enter into a Collaboration Agreement on or before the end of the Phase 2/3 Exclusive Negotiation Period, neither Party shall be obliged to continue attempting to negotiate a Collaboration Agreement.
11.2    Relationship. The Parties agree that neither Party is the agent, representative or partner of the other and neither Party has the authority or power to bind or contract in the name of or to create any liability against the other Party in any way or for any purpose. The Parties agree that each Party is an independent contractor.
11.3    Assignment. Neither Party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party; provided, however, that no consent shall be required for any assignment by either Party in connection with (i) the sale or transfer of all or substantially all of the business to which this Agreement relates or (ii) the transfer or assignment of any of its rights hereunder to its Affiliates. Subject to the foregoing, this Agreement shall be binding upon and inure the benefit of the Parties hereto and their respective successors and assigns. The Parties agree that this Agreement is between Zephyr and NexImmune, and that there shall be no third party beneficiaries to this Agreement.
11.4    Publicity. Except as required by law, regulation or the rules of a National Securities Exchange, neither Party shall use the name of the other Party, or of any its officers, employees or staff, in any publicity, advertising, or press or news release without the prior written consent of an authorized representative of the other Party.
11.5    Waiver. Failure or neglect by either Party to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of such Party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice such Party’s rights to take subsequent action.
11.6    Notices. All notices required or permitted hereunder shall be given in writing, and shall be deemed to have been duly given when delivered by hand, posted by registered first
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class mail (airmail if international) or sent via recognized overnight couriers (e.g., Federal Express) or sent by fax or e-mail to the Party to which such notice is required to be given at the business address, e-mail address and/or fax number stated in this Agreement or to such other address, e-mail address or fax number as such Party may have specified to the other in writing. Notices shall be deemed received on the earlier of the following: (a) notices delivered by hand or sent by fax or e-mail shall be deemed received the first business day following such delivery or sending, and (b) notices which have been posted or sent via overnight courier shall be deemed received on the second business day following posting.
If to Zephyr, then addressed to:
Zephyr AI, Inc. (A Red Cell Partners company)
Attn: Chief Financial Officer
7900 Westpark Drive
McLean, VA 21102

If to NexImmune, then addressed to:
NexImmune, Inc.
Attn: Chief Financial Officer
9119 Gaither Road
Gaithersburg, MD 20877
11.7    Severability. In the event that any clause, sub-clause or other provision contained in this Agreement shall be determined by any competent authority to be invalid, unlawful, or unenforceable to any extent, such clause, sub-clause or other provision shall to that extent be severed from the remaining clauses and provisions, or the remaining part of the clause in question, which shall continue to be valid and enforceable to the fullest extent permitted by law.
11.8    Governing Law. The rights, obligations and remedies of the Parties under this Agreement shall be governed in all respects by the laws of the State of New York, U.S.A., without regard to its conflicts of law principles.
11.9    Headings; Construction. The headings to the clauses, sub-clauses, and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any ambiguity in this Agreement shall be interpreted equitably without regard to which Party drafted the Agreement or any provision thereof. The terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation” and “discretion” means sole discretion.
11.10    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
11.11    Cumulative Remedies. No right or remedy herein conferred upon or reserved to a Party is exclusive of any other right or remedy, and each right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement or under applicable law.
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11.12    Force Majeure Events. Neither Party will be liable for any delays or failures in performance that are directly caused by acts of God, disease, war, terrorism, riots, civil unrest, extraordinary acts by governmental authorities, national or state emergencies, strikes, lockouts, work stoppages or other such labor difficulties (excluding any of the foregoing involving the hindered Party’s workforce), fire, or floods, which events were not caused by and could not have been prevented by the hindered Party using Reasonable Efforts (each, a “Force Majeure Event”) and provided that the hindered Party uses Reasonable Efforts to restore its performance as soon as reasonably practicable.
11.13    Entire Agreement. This Agreement supersedes any arrangements, understandings, promises or agreements made or existing between the Parties hereto prior to or simultaneously with this Agreement and constitutes the entire understanding between the Parties hereto. Except as otherwise provided herein, no addition, amendment to or modification of this Agreement shall be effective unless it is in writing and signed by and on behalf of both Parties. For clarity, any terms on purchase orders, order acknowledgements, or other similar documents that are not signed by both Parties and incorporated by reference into this Agreement are hereby rejected and are of no force or effect.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.
Zephyr AI, Inc.    NexImmune, Inc.
By: /s/David Morgan        By: /s/Kristi Jones
Name: David Morgan        Name: Kristi Jones
Title: Chief Executive Officer         Title: President and Chief Executive Officer

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EXHIBIT A
The Project
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EXHIBIT B
Future Phases
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EXHIBIT C
Right of First Refusal
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